As filed with the Securities and                                 Registration
Exchange Commission on October 31, 2003                          No. 333-



                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                               _______________

                                   FORM S-8
                           REGISTRATION STATEMENT

                      Under the Securities Act of 1933

                               _______________

                  TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                 Delaware                             13-2846796
    (State or Other Jurisdiction of       (I.R.S. Employer Identification No.)
              Incorporation)


                             4 Hardscrabble Heights
                                  P.O. Box 382
                            Brewster, New York 10509
                    (Address of Principal Executive Office)
                                _______________

                  Touchstone Applied Science Associates, Inc.
                            2000 Stock Incentive Plan
                             (Full Title of the Plan)

                                 _______________

                                 Andrew L. Simon
                  Touchstone Applied Science Associates, Inc.
                             4 Hardscrabble Heights
                                  P.O. Box 382
                            Brewster, New York 10509
                  (Name and Address of Agent For Service)

                                 (845) 277-8100
          (Telephone Number, Including Area Code, of Agent For Service)

                                 With a copy to:

                              Steven R. Berger, Esq.
                      Vedder, Price, Kaufman & Kammholz, P.C.
                                 805 Third Avenue
                            New York, New York 10022
                                 (212) 407-7700

                                 _______________

                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------
                                          Proposed        Proposed
   Title of Each                          Maximum         Maximum
     Class of                             Offering        Aggregate      Amount of
    Securities         Amount To Be       Price Per       Offering     Registration
  To Be Registered     Registered(1)      Share(2)        Price(2)         Fee(2)
------------------------------------------------------------------------------------
  Common Stock,
    par value
   $0.0001 per
     share                331,750           $1.95         $646,913         $52.40
------------------------------------------------------------------------------------

(1) Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Touchstone Applied Science Associates, Inc. 2000 Stock Incentive Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of Touchstone Applied Science Associates, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the last reported sale of the Common Stock reported in the electronic bulletin board of Nasdaq of $1.95 on October 28, 2003.


                             PART I

          INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        The documents containing the information required by this section, which also relate to the shares remaining available that were previously registered, as described below, will be sent or given to those persons participating in the Touchstone Applied Science Associates, Inc. 2000 Stock Incentive Plan
("2000 Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").
These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be filed with the Commission as part of the Registration Statement or as an exhibit.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The Board of Directors of Touchstone Applied Science Associates, Inc. (the "Company") adopted the 2000 Plan in February, 2000. The stockholders of the Company approved the 2000 Plan at the Company's Annual Meeting of Stockholders held on March 31,
2000. Under the 2000 Plan, options or other stock awards with respect to up to 331,750 shares of the Company's Common Stock may be granted to employees, officers, directors and consultants of the Company.

PROSPECTUS

              TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.

                   44,000 Shares of Common Stock

        This Prospectus is being used by several stockholders (the "Selling Stockholders") of Touchstone Applied Science Associates, Inc. (the "Company") to sell an aggregate of up to 44,000 shares of the Company's Common Stock. These shares were issued to the Selling Stockholders upon the exercise of their respective stock options issued to such Selling Stockholders or upon the granting of restricted stock awards pursuant to the Company's Amended and Restated 2000 Stock Incentive Plan (the "Plan"). The Selling Stockholders will sell the Common Stock at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable.

        The Company's Common Stock trades on electronic bulletin board under the trading symbol TASA. On October 28, 2003, the last reported sale price of the Common Stock $1.95 per share.

        INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH
ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE
7 OF THIS PROSPECTUS.

                      ____________________

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ____________________

         The date of this Prospectus is October 31, 2003.

                   FORWARD-LOOKING STATEMENTS

        This Prospectus contains (or incorporates by reference) certain "forward-looking statements". We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about the Company, including, among other things:

        . Rapid changes in (i) the technology used to administer standardized tests generally or market educational materials or (ii) in the policy considerations which determine which test will be administered;

        .    The loss of any significant customer;

        . Our ability to compete successfully with the other providers of standardized tests;

        . Our ability to accommodate any changes in government regulation which may impact the marketability of our tests;

        . Our ability to secure additional financing as and when necessary;

        . Our ability to retain the services of our key management, and to attract new members of the management team;

        . Our ability to effect and retain appropriate patent, copyright and trademark protection for our products;

        . Any decrease in the market for educational consulting services; and

        .    Increased competition in the field of publishing.

        We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events contained or incorporated by reference in this Prospectus might not occur.

                      ____________________

        You should rely only on the information contained in or incorporated by reference into this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

         WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

        We file reports, proxy statements, and other information with the Securities and Exchange Commission (SEC File Number 0-20303). Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

        Concurrent with the filing of this Prospectus, we have filed a registration statement on Form S-8 with the SEC covering the Common Stock being sold by the Selling Stockholders. For further information on the Company and our Common Stock, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. As the Prospectus may not contain all the information that you may find important, you should review the full text of those documents.

           INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with it, which means:

        . Incorporated documents are considered part of the Prospectus;

        . We can disclose important information to you by referring you to those documents; and

        . Information that we file with the SEC will automatically update and supersede this Prospectus.

        We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange
Act of 1934, as amended (the "Exchange Act"):

        . Annual Report on Form 10-KSB for the fiscal year ended October 31, 2002;

        . Quarterly Report on Form 10-QSB for each of the fiscal quarters ended January 31, 2003, April 30,
             2003 and July 31, 2003;

        .    Current Report on Form 8-K filed with the SEC on
             June 18, 2003, as amended on September 15, 2003;

        .    Current Report on Form 8-K filed with the SEC on
             September 15, 2003;

        .    Definitive Proxy Statement, dated March 24, 2003;
             and

        . Description of our Common Stock set forth in the Company's Registration Statement on Form 8-A, dated May 28, 1992, including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this Prospectus but before all the Common Stock offered by this Prospectus has been sold:

        .    Reports filed under Sections 13(a) and (c) of the
Exchange Act; and

        .    Definitive proxy or information statements filed
under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting.

        You may request a copy of any filings referred to above
(excluding exhibits), at no cost, by contacting us at the following address:

             Touchstone Applied Science Associates, Inc.
             4 Hardscrabble Heights
             P.O. Box 382
             Brewster, New York 10509
             Attention: Secretary
             (845) 277-810

                       SUMMARY INFORMATION

OVERVIEW

        Touchstone Applied Science Associates, Inc. serves the education market with assessment products and services. Over the past ten years revenues have increased from approximately $2.0 million to $7.5 million at the end of fiscal 2002.

        The assessment business is divided into two separate units: proprietary tests and services and custom tests. TASA's proprietary testing unit has three major tests. The Degrees of Reading Power (DRP) which measures reading comprehension; the Mac 11 which measures English language proficiency and Signposts, which is an language arts early childhood test. Additionally this unit provides scanning and scoring services for its proprietary test users as well as for its custom-testing unit.

        BETA, a wholly owned subsidiary of the Company provides consulting services to states, schools and textbook publishers. Since its acquisition by TASA in January 1997, BETA has concentrated on increasing its test assessment and design services to states. This effort has been successful and in 2003, BETA provided test design and psychometric services to state customers in Delaware, Florida, Massachusetts, Michigan, Minnesota, North Carolina, Texas and Rhode Island. Approximately 89 percent of BETA's revenue directly or indirectly came from state contracts.

        The Company was incorporated in the State of New York in 1976 and, in 1991, changed its corporate domicile to Delaware.
It became a public company in 1992. TASA's corporate headquarters are located at 4 Hardscrabble Heights, P.O. Box 382, Brewster, New York 10509. The Company's telephone number is
(845) 277-8100 and its facsimile number is (845) 277-3548.  The
Company maintains a website at www.tasa.com. Information contained on the Company's website is not, and should not be deemed to be, incorporated into this Prospectus. As used in this Prospectus, the terms "Company" and "TASA" refer to Touchstone Applied Science Associates, Inc. and its subsidiaries, unless the context otherwise indicates.

DISCONTINUED OPERATIONS

        Effective June 3, 2003, the Company completed the previously announced strategic divestiture of its post-secondary proprietary school, Mildred Elley, with locations in the Albany, NY area and in Pittsfield, Massachusetts. TASA has been reporting the Mildred Elley Schools as discontinued operations since TASA made the decision in 2002 to sell the schools.

        TASA sold substantially all of the assets and liabilities of the post-secondary school to the Empire Education Corporation ("Empire"), owned by Faith Takes. Ms. Takes was the president and former owner of the Mildred Elley Schools. The post-secondary school assets were held by TASA's subsidiary, Mildred Elley
Schools, Inc. ("MESI"). At the closing, MESI received $50,000 in cash proceeds from the sale. In addition, MESI will receive
25% of the proceeds from the sale or refinancing of the schools by Empire to a third party, which must take place within seven years from the date of the closing.

        In addition, Empire assumed (a) all liabilities of MESI, including notes issued by and all obligations incurred by MESI to the former shareholders of Mildred Elley in connection with the original acquisition of the Mildred Elley Schools in 1998, (b) all accounts payable of MESI in the ordinary course of business,
(c) all liabilities of MESI directly relating to the operations of MESI, known to or arising from Ms. Takes' actions in operating the Mildred Elley Schools, (d) all accrued and unpaid employment wages and benefits, (e) the $75,000 judgment entered against MESI in favor of Ms. Takes in connection with a litigation commenced by Ms. Takes against MESI, and (f) all liabilities that originate or result from the recertification of the change in school ownership and other currently pending regulatory proceedings.

        Based upon the operations of the Mildred Elley Schools for the quarter ended April 30, 2003, TASA took a $633,860 non-cash charge for discontinued operations in connection with the closing.

        In July 2003, the Company sold substantially all the assets of Modern Learning Press, Inc., its wholly-owned subsidiary and sole component of the Company's instructional segment, to Delta Education, LLC ("Delta") for $4,020,000 and Delta assumed certain related liabilities. In addition, the Company is responsible for the payment of up to $200,000 of certain royalties for a one-year period from June 1, 2003 through May 31, 2004. The Company has estimated these royalties based on historical amounts paid, to amount to approximately $175,000, which has reduced the gain from the sale of the segment. The Company retained the business and assets related to its test preparation materials, Kingsbridge Press, which it considers consistent with the activities of its sole remaining segment.
The Company recorded a gain on the disposal of the instructional segment totaling $1,815,092 less taxes of $726,036. Revenues from the instructional segment totaled $1,321,278 and $2,129,415 for the period November 1, 2003 through the date of sale and for the nine months ended July 31, 2002, respectively. Revenues from the instructional segment totaled $723,491 and $1,497,492 for the period May 1, 2003 through the date of sale and for the three months ended July 31, 2002, respectively.

        In addition, the Company entered into a transitional services agreement with Delta, whereby the Company would continue to pay the rent and employee costs of MLP through October 31, 2003 for consideration of $130,000. On October 31, 2003, the facilities utilized by MLP will be closed and the employees terminated. The Company estimates these termination costs, to be approximately $130,000, which it has recorded as a cost of the sale of the segment.

    INFORMATION ABOUT THE SELLING STOCKHOLDERS AND THIS PROSPECTUS

        This Prospectus relates to the registration of the resale of up to 44,000 shares of our Common Stock, beneficially owned by the Selling Stockholders. The shares offered for resale under this Prospectus were issued to the Selling Stockholders in connection with the exercise of their respective options granted under our Amended and Restated 2000 Stock Incentive Plan (the "Plan"). See "The Selling Stockholders" and "Plan of
Distribution".

        Once this Prospectus is effective, the Selling Stockholders may sell the shares of Common Stock currently held by them on the open market. The Company does not know if or when any of the Selling Stockholders will sell any of the Shares referred to above.

                              RISK FACTORS

        This section describes some, but not all, of the risks of purchasing our Common Stock. The order in which these risks are listed does not necessarily indicate their relative importance. You should carefully consider these risks and the other information in this Prospectus before investing in our Common Stock.

        This Prospectus contains forward-looking statements. These statements include words such as "believe", "expect", "anticipate", "intend", "estimate" or similar words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference above and in other places in this Prospectus.

RISKS RELATED TO OUR BUSINESS

        NO DIVIDENDS.  The payment by us of dividends, if any, in
        ------------
the future, rests within the discretion of our Board of Directors and will depend, among other things, upon:

        .    our earnings;
        .    our capital requirements; and
        .    our financial condition, as well as other relevant factors.

We have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. We intend to use our earnings, if any, to generate growth.

        GOVERNMENT REGULATIONS.  The degree of government
        ----------------------
regulations to be imposed on us in the assessment and instructional materials fields is uncertain at this time. Under Title I of the 1994 Improving America's Schools Act (IASA), schools that serve large numbers of children from low-income families receive financial assistance from the Federal government to expand and improve their educational programs to meet the needs of educationally deprived students. Title I regulations include a requirement that schools receiving Title I funds must evaluate student growth or progress in reading. We believe that State Education Authorities (SEAs) find DRP test results to be in accord with the regulations for Title I, as DRP tests are used by schools to evaluate Federally-supported Title I programs; however, we cannot assure you that this is or will continue to be the case.

        The 2002 Education Reauthorization Act, "No Child Left Behind (NCLB)," bodes well for TASA. This act provides funding of approximately $26 billion. Almost half is for Title I funding, which requires schools that take this funding to evaluate student progress in reading. This law also provides almost one-half billion dollars in annual testing in reading and math; Title III allows for thee-quarters of a billion dollars in bilingual and immigrant education and almost one billion dollars in early language literacy. While the Company believes that it is strategically positioned to take advantage of the funding opportunities under NCLB, there can be no assurances that the Company will be successful in marketing its products to schools with available funds for purchasing assessment products.

        We believe it may be necessary to obtain other governmental approvals for our products. If necessary, a portion of our revenues may be directed toward obtaining such approvals, and we cannot assure you that any such expenditures will lead to the necessary approvals. Additionally, the extent of potentially adverse government regulations which might arise from future legislative or administrative action cannot be predicted.

        DEPENDENCE ON KEY EMPLOYEES.  Our business and performance
        ---------------------------
will be largely dependent upon the active participation of our executive officers. The loss or unavailability to us of any of such individuals could have a material adverse effect on our business prospects and potential earning capacity.

RISKS RELATED TO OUR INDUSTRY

        COMPETITION.  Success in the educational industry will be
        -----------
based on scientific and technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. Although there is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors, the Company believes that the features of its products coupled with its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

        The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

        There are also a number of non-profit organizations that develop, publish and distribute educational tests. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools.

        There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

        The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are tests designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the English tests. In addition, some states have developed their own instruments for statewide testing of English Language Learners.

        COPYRIGHTS.  The United States Copyright Office has issued
        ----------
several copyrights to us and our subsidiaries relating to test booklets, reports, manuals and publications. We cannot assure you that the copyrights issued to us are enforceable or that we will derive any competitive advantage from them. While the copyrights are deemed important to us, they are not considered essential to our success. The issuance of the copyrights may be insufficient to prevent competitors from designing around the copyrighted aspects. In addition, we cannot assure you that our product will not infringe on copyrights owned by others, licenses to which may not be available to us. Moreover, we cannot assure you that the validity of the copyrights in the future will be sustained if judicially tested.

        RAPID POLICY AND TECHNOLOGICAL CHANGES.  The educational
        --------------------------------------
assessment field has been characterized in recent years by significant and rapid policy and technological changes. Our ability to operate profitably in the future will depend in part upon our ability to develop and maintain a technically competent research staff and our ability to adapt to changes in the field. We anticipate that we will have to make changes and modifications in the future to keep pace with changes in the field.

RISKS RELATED TO THIS OFFERING

        POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE.
        -----------------------------------------------------------
As of September 30, 2003, we have issued and outstanding
2,603,453 shares of our Common Stock. Substantially all of the outstanding shares of our Common Stock are freely tradeable, except for shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. If the selling stockholders sell all or substantially all of the Common Stock covered by this Prospectus, if employees exercise their outstanding options under the Plan and subsequently sell the shares acquired, and if other stockholders sell their shares of Common Stock, all at approximately the same time, the market price of our Common Stock could drop.

        ANTI-TAKEOVER PROVISIONS.  Some provisions of our
        ------------------------
Certificate of Incorporation and By-Laws could make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. Among other things, our Board of Directors is authorized to issue preferred stock with terms set by our Board, without stockholder approval.
ADDITIONAL FINANCING. While we currently generate sufficient funds for our operations, we may require additional financing for further expansion and acquisitions. If additional financing is required, we cannot assure you that such financing will be available, or that it can be obtained on terms satisfactory to us.

        POSSIBLE ISSUANCE OF ADDITIONAL SHARES.  Our Board of
        --------------------------------------
Directors has the power to issue any or all of our additional Common Stock and preferred stock without stockholder approval. The Board of Directors has no present intention to issue such shares to acquire business interests or other types of property in the future, but could opt to do so in the future. You should be aware that any such issuance may result in a reduction of the book value or market price, if any, of the outstanding shares of Common Stock. If we issue additional shares, such issuance will reduce your proportionate ownership and voting power. Further, any new issuance of shares may result in a change in control of the Company.

        The ability of the Board of Directors to issue additional shares without further stockholder action might serve as an anti-takeover device, regardless of your desire to change management or accept a takeover offer. The ability of the Board of Directors to issue new shares may make the cost of a takeover prohibitively expensive to anyone attempting to acquire Touchstone.

        BROKER-DEALER SALES OF THE COMPANY'S COMMON STOCK.  Our
        -------------------------------------------------
securities may be covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 jointly with their spouse). For transactions covered by the rule, broker-dealers must make a special suitability determination for any purchaser and receive each purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

        LIMITATION ON LIABILITY OF DIRECTORS.  As permitted by the
        ------------------------------------
General Corporation Law of the State of Delaware, our Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director, including breaches which constitute gross negligence, or for expenses, liabilities and losses actually and reasonably incurred by him or her in connection with other actual or threatened claims, actions, suits or proceedings by reason of the fact that he or she is or was a director of the Company. As a result, the right of the Company and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of such provision. The provision would not apply to a violation of a director's responsibility under the federal securities laws.

        REQUIREMENT OF CONTINUING REGISTRATION.  We must have a
        --------------------------------------
current and effective registration statement on file with the SEC in order for a Selling Stockholder to be able to sell his shares of Common Stock. Various state securities laws relating to qualification of securities for sale in such states may also be applicable.

                              BUSINESS

ASSESSMENT PRODUCTS

        TASA designs, develops, calibrates, publishes, markets, and sells educational reading assessment tests to elementary and secondary schools, colleges, and universities throughout the United States and Canada. The Company's reading comprehension tests are based on its proprietary Degrees of Reading Power (DRP) assessment methodology. DRP tests are published in three versions: Primary, Standard, and Advanced. The Company's products measure an individual student's reading ability in a non-culturally biased manner and allow tracking of an individual's reading development over time.

        DRP TESTS.  Management believes that DRP tests are widely
        ---------
recognized as being advanced state-of-the-art in educational assessment. Based on descriptions contained in Tests in Print published by the Buros Institute of Mental Measurements (which endeavors to cover all tests published in the United States), it is management's belief that:

        . DRP tests were the first commercial standardized tests whose results can be directly interpreted with respect to the written materials that students can read; and

        . DRP tests are the only existing instruments that can measure progress toward one or more standards or requirements that are established by examining how well prose in books or other sources must be comprehended for particular purposes.

        Consequently, the DRP tests are especially useful in accountability assessments of a school's teaching performance and in measuring an individual's reading level. As a result, management believes that DRP tests are widely recognized as being state of the art in educational assessment.

        DRP tests measure how well students understand the meaning of whole text. These tests determine, as much as is possible in a testing situation, how well a student reads under real-life conditions, both in and out of school. Primary and Standard DRP tests are direct measures of fundamental reading comprehension, defined as how well students can process text as it is being read. Advanced DRP tests extend this definition of reading comprehension. Advanced DRP test items require students to engage higher level cognitive processes needed to think about, analyze or evaluate propositions in text.

        DRP tests consist of nonfiction paragraphs and/or passages on a variety of topics, each written, edited, and calibrated by the Company. The individual test passages are stored in the Company's "Test Passage Bank", and each test is created by selecting the appropriate test passages from the Test Passage
Bank to satisfy the criteria set for a particular test. Each passage undergoes a two-year process of development and calibration and has an estimated useful life of 11 years; a passage is introduced initially in a "secure" form of test after which it is available in "shelf" form in the Company's test catalogs and then in practice tests. Management believes that approximately four million DRP tests, for which the Company is the sole source proprietor and publisher, were administered in 2001 in states, school districts, and college and university testing programs.

        TYPES OF DRP TESTS.  Specially prepared "secure" forms of
        ------------------
the Company's DRP tests are licensed for one-time or limited use by states while other "shelf" forms listed in the Company's catalogs are licensed for an indefinite period of time to schools and districts throughout the United States and Canada. Secure test forms are composed of text and test items that have never before been administered and are typically used in only one test administration as a secure test. The Company provides secure tests annually for administration in certain grades by the states of Connecticut and New York.

        Further, with the advent of the new education act, "No Child Left Behind (NCLB)," the DRP shelf tests are being added to testing programs in a number of states, most noticeably Alabama, Massachusetts and Utah. DRP tests have been administered in approximately 4,000 school districts across the United States.

        THE MACULAITIS TEST.  In Fiscal 1997, TASA acquired the
        -------------------
Maculaitis Assessment of Competencies test (the "Maculaitis Test"), which is a comprehensive English language assessment and evaluation program. It is intended for use in ESL, Bilingual Education and Limited English Proficiency ("LEP") programs. From 1999 through 2001, the Company made substantive revisions, including renorming, to enhance the test's marketability. Management believes that these revisions have given the Maculaitis Test wider appeal, at a time when $750 million of funding is available under Title III of NCLB. The new MAC II was launched at the end of the third quarter of Fiscal 2001.

        The MAC II is currently authorized for use in New Jersey, Illinois, Florida and Wisconsin. It is the mandated state
ESL/LEP test in Rhode Island and Missouri.

        SIGNPOSTS(R) EARLY LITERACY ASSESSMENT SYSTEM.  In the
        ---------------------------------------------
spring of 2001, the Company introduced the first phase of its new Signposts(R) Early Literacy Assessment System ("SIGNPOSTS"). Signposts is a comprehensive system designed to provide a unique set of assessments and integrated instructional activities for students in grades K-3. Signposts spans a range of literacy strands--reading, writing, listening, and speaking--and includes a pre-DRP reading test and measurement scale for emergent readers. Management believes that the pre-DRP test's downward extension of the existing Primary DRP test will help both the Signposts and DRP programs in future adoptions. Again, the Company is seeing significant interest due to NCLB.

        TEST SCORING AND RELATED REPORTING SERVICES.  The Company
        -------------------------------------------
provides scanning, scoring, and reporting services for all of its tests to schools and districts. Company-copyrighted test answer sheets or licensed answer sheets are required for the administration of all of the Company's tests. Answer marks on these sheets are machine-read by scanner-computer systems and interpreted by Company-proprietary scoring and reporting software. Company-copyrighted conversion tables are used to convert the total number of right answers into a DRP score that indicates how well a student can comprehend text of a given difficulty (readability), or into MAC II scores and English Competency Levels. The test scores also can be interpreted normatively (i.e., in terms of national percentile norms that indicate a student's percentile rank in relation to students nationally in his or her grade) using the Company's proprietary data. All District, School and Class Level Reports of DRP test results are copyrighted by the Company, as are various Parent and Individual Reports that may be ordered by school systems for inclusion in permanent records. Third-party firms, as well as state agencies that provide scanning and scoring services to schools, also may be licensed to score the Company's tests.

        SOFTWARE PRODUCTS.  The Company designs and markets computer
        -----------------
software products that are sold as instructional aids or analytical tools for reading assessment. Among the products are MicRA-->DRP II, which allows the user to estimate the DRP difficulty rating of instructional materials, and DRP-->EZ Converter(R), which permits those who score DRP tests by hand to easily convert raw scores to criterion-referenced DRP scores and DRP norms. In Fall 2002, the Company released MACII-->EZ
Converter software which permits those who score MAC II tests by hand to easily obtain MAC II scores and norms. Further, the Company has sold its own proprietary scanning and scoring software to school districts where its installation is economically feasible due to high-volume usage. Through the end of Fiscal 2002, we had 12 districts that had purchased this software.

        The Company has also introduced DRP-->Booklink(R) which enables teachers to find appropriate books for each student based upon interest categories and reading ability. The database of books (over 20,000) increases yearly and modifications to the software each year make it more user friendly.

        COMPETITION.  Success in the educational industry will be
        -----------
based on scientific and technological superiority, service, product support, the availability of patent protection, access to adequate capital, the ability to successfully develop and market products and processes and the ability to obtain government approvals. Although there is intense competition in the industry and there are both domestic and foreign companies which may be deemed dominant competitors, the Company believes that the features of its products coupled with its ability to provide quality services will permit the Company to compete successfully in its designated marketplace.

        The Company is subject to competition from various sources. The Company's principal competition comes from established for-profit and non-profit companies in the testing business and testing departments within certain states and school districts, all of which are considerably larger and have greater financial and human resources and marketing capabilities. Competition may also come from education publishers who include reading comprehension tests with their instructional materials and companies that distribute reading motivation programs.

        Although there are a number of for-profit firms that develop, publish, market, and distribute educational tests, the market is dominated by three: CTB/McGraw-Hill, Lake Forest, Illinois, and Monterey, California; Harcourt Educational Measurement, San Antonio, Texas; and The Riverside Publishing Company, Chicago, Illinois. As large, well-established publishers of educational tests and related products and services, these firms are considered strong competitors of the Company.

        There are a number of non-profit organizations that develop, publish and distribute educational tests. For example, the American College Testing Program (ACT), Iowa City, Iowa; American Council on Education (ACE), Washington, DC; and Educational
Testing Service (ETS), Princeton, New Jersey. In addition, there are various organizations that sponsor educational tests even though they do not have the technical capability to produce tests. For example, The College Board, New York, New York, sponsors the Scholastic Assessment Test (SAT) which is developed for The College Board by ETS. All of these non-profit organizations have, or have access to, the capability to develop, publish and distribute tests to schools. Currently, ACT, The College Board, and ETS publish one or more educational tests for the school market.

        There are a number of for-profit and non-profit organizations that provide test design, production and consulting services to states under contract. For example, Measured Progress, Inc., Dover, New Hampshire; National Evaluation Systems
(NES), Amherst, Massachusetts; and NCS Pearson, Iowa City, Iowa; are among the for-profit firms that supply test development, printing, distribution, and scoring services to individual states under contract. Among the non-profit organizations, ACT and ETS have conducted such contract work for states and ETS is the current contractor for the National Assessment of Educational Progress. By enabling states to have tests developed and administered to their own specifications, these for-profit and non-profit organizations compete indirectly with the Company's assessment division. In terms of size alone, these firms have greater marketing capability and resources than does the Company.

        The MAC II Test exists in a competitive market; however, several of the non-profit and for-profit testing companies do not have a product that is in direct competition with the test. The major sources of direct competition are: the LAS (Language Assessment Scales) tests published by CTB/McGraw-Hill, the LPTS (Language Proficiency Test Series) published by Metri-Tech, and the IPT (Idea Language Proficiency Test), published by Ballard and Tighe. Each of these tests is designed to assess a student's level of English language proficiency. In indirect competition are tests that assess a student's language proficiency in a primary language other than English, such as the Spanish versions of the LAS and IPT. In addition, some states have developed their own instruments for statewide testing of English Language
Learners, such as the MELAB (Michigan English Language Assessment Battery) and the RPTE (Texas Reading Proficiency Tests in English).

CUSTOM TEST PRODUCTS AND RELATED SERVICES

        BETA provides consulting services to states, schools and textbook publishers. BETA's business is approximately equally divided between work for states and work for publishers. Since its acquisition by TASA in January 1997, BETA has concentrated on increasing its test assessment and design services to states. This effort has been successful, and BETA now provides its test design and psychometric services to state customers in Delaware, Indiana, Massachusetts, Michigan, Minnesota, North Carolina, Ohio, Texas, and Virginia. BETA has also been awarded a $7.5 million contract from the State of Michigan to help develop an alternative assessment test for special education students. This represents the second major state (the other state being Texas) where BETA has alternative assessment assignments.

        BETA's custom assessment services are provided to states either directly or indirectly, typically through three of the largest commercial contractors in the contract/customized assessment markets, NCS Pearson, Harcourt and Measurement, Inc. Generally, the business strategy of BETA is to provide these specialized services for the major state contracts as a subcontractor, primarily for assessment or psychometric services and actual test design and development. The prime contractor provides for all the printing, logistics, warehousing, scoring and reporting services necessary to complete state contracts.

                         USE OF PROCEEDS

        The Company will not realize any proceeds from the sale of the Shares by the Selling Stockholders. The Company is preparing this Prospectus only to assist the Selling Stockholders.

                     THE SELLING STOCKHOLDERS

        A maximum of 44,000 Shares is being offered pursuant to this Prospectus, consisting of 35,000 shares issued as restricted stock awards under the Plan and 9,000 shares issued upon the exercise of options granted pursuant to the Plan.

        The following table sets forth certain information regarding
(i) the shares of Common Stock that the Selling Stockholders beneficially own as of the date of this Prospectus and (ii) the shares of Common Stock that the Selling Stockholders would beneficially own after selling all of the Shares included in this Reoffering Prospectus:


---------------------------------------------------------------------------------------------------
Name                  Beneficial Ownership Prior to      Shares Being    Beneficial Ownership After
                                Offering                  Offered                 Offering(1)
                      -----------------------------                      --------------------------
                      Shares        Percentage(2)                        Shares       Percentage(2)
---------------------------------------------------------------------------------------------------
Michael D. Beck (3)   162,875(3)       6.1%                10,000        152,875(3)      5.7%

Leon Dreyfus           17,750(4)         *                  5,000         12,750(4)        *

Peter Duhamel (5)      62,000(5)       2.3%                10,000         52,000(5)      2.0%

Edward Murphy           2,000            *                  2,000            --           --

Andrew L. Simon (6)   252,113(6)       9.1%                10,000        242,113(6)      8.8%

Linda G. Straley (7)  121,494(7)       4.5%                 5,000        111,494(7)      4.2%

Deby Turner             2,000            *                  2,000            --           --
---------------------------------------------------------------------------------------------------

*	Less than 1%.

(1)	Assumes that all of the Shares included in this Reoffering
        Prospectus are sold.

(2)	Based on 2,603,453 shares of Common Stock issued and
        outstanding as of September 30, 2003.

(3)	Mr. Beck is a director and Vice President of the Company,
        and President of BETA. Includes (i) 42,000 shares which are owned jointly with Mr. Beck's wife, (ii) 9,375 shares owned by Mr. Beck's daughter, and (iii) 82,750 shares which Mr. Beck has the right to acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days. Excludes 9,375 shares owned by Mr. Beck's wife, as to which Mr. Beck disclaims beneficial ownership, and 6,000 shares which are the subject of stock options that are not currently exercisable.

(4)	Includes 12,750 shares which Mr. Dreyfus has the right to
        acquire upon the exercise of currently exercisable stock options.

(5)	Mr. Duhamel is Senior Vice President--Marketing, Sales and
        Product Development of the Company. Includes 52,000 shares which are the subject of options granted to Mr. Duhamel which are currently exercisable or stock options which become exercisable within 60 days. Excludes 6,000 shares which are the subject of stock options that are not currently exercisable.

(6)	Mr. Simon is Chairman of the Board of Directors, President,
        Chief Executive Officer and Chief Financial Officer of the Company. Includes 161,875 shares which Mr. Simon has the right to acquire upon the exercise of currently exercisable stock options or stock options that will become exercisable within 60 days. Excludes 375 shares of Common Stock owned by the retirement account of Mr. Simon's wife, as to which Mr. Simon disclaims beneficial ownership, and 10,000 shares which are the subject of stock options that are not currently exercisable.

(7)	Ms. Straley is a director and Vice President of the Company.
        Includes 70,800 shares which Ms. Straley has the right to acquire upon the exercise of currently exercisable stock options or options that will become exercisable within 60 days. Excludes 3,000 shares which are the subject of stock options that are not currently exercisable.

                            PLAN OF DISTRIBUTION

        The Selling Stockholders expect to sell the Shares primarily through brokers' transactions on the electronic bulletin board at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable.

        The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Act with respect to the Shares offered hereby, and any profits realized by the Selling Stockholder or the Brokers may be deemed to be underwriting commissions. To the best of the Company's knowledge, brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales on the electronic bulletin board or otherwise, as the case may be. The registration of the Shares under the Act shall not be deemed an admission by the Selling Stockholders or the Company that any Selling Stockholder is an underwriter for purposes of the Act of any of the Shares offered pursuant to this Prospectus.

        To the extent that a Selling Stockholder is an affiliate of the Company, as determined under the Act and the applicable regulations thereunder, such Selling Stockholder may only sell
Shares in accordance with the provisions of Rule 144 under the Act, imposing limitations on the number of Shares that such Selling Stockholder may sell at one time.

               DESCRIPTION OF SECURITIES TO BE REGISTERED

        The Company has authorized 20,000,000 shares of Common Stock, par value $0.0001 per share, of which 2,603,453 shares were outstanding as of September 30, 2003. Until July 2, 2001, the Company's Common Stock was traded in the NASDAQ Small-Capitalization over-the-counter market under the symbol TASA. Since July 2, 2001, the Company's Common Stock has been traded on the Nasdaq Electronic Bulletin Board under the symbol TASA.OB.

        The Company is authorized to issue 5,000,000 shares, par value $.0001 per share, of preferred stock. The stock may be issued by the Board of Directors of the Company in one or more series and with such preferences, conversion or other rights, voting powers and other provisions as may be fixed by the Board of Directors in the resolution authorizing its issuance without any further action of the stockholders. There are no shares of preferred Stock currently outstanding.

        As of September 30, 2003, there were approximately 75 holders of record of the Company's Common Stock. This number of holders of record does not include beneficial owners of the Company's Common Stock, whose shares are held in the names of various security holders, dealers and clearing agencies. The Company believes that the number of beneficial owners of its Common Stock held by others or in nominee names exceeds approximately 1,100 in number. The Company has not paid any cash dividends, and does not anticipate doing so in the immediate future as it intends to invest any earnings in the development of the Company's business.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

        Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

        The Company carries directors' and officers' liability insurance covering losses up to $2,000,000 (subject to certain deductible amounts).

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          LEGAL OPINIONS

        The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Vedder, Price, Kaufman & Kammholz, P.C., New York, New York. Steven R. Berger, Esq., a partner in the firm of Vedder, Price, Kaufman & Kammholz, P.C., participating in the work on this matter, is a director of the Company. Mr. Berger has options to acquire up to an aggregate of 13,125 shares of Common Stock upon the exercise of options granted to him pursuant to the Company's Directors Stock Option Plan

                             EXPERTS

        The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report (Form 10-KSB) for the fiscal year ended October 31, 2002, have been audited by Lazar Levine & Felix LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             PART II

          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed by the Company with the Commission are incorporated by reference into this Registration
Statement:

        (a) Annual Report on Form 10-KSB for the year ended October 31, 2002, filed with the Commission;

        (b) Quarterly Reports on Form 10-QSB for the quarters ended January 31, 2003, April 30, 2003 and July 31, 2003, filed with the Commission;

        (c) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since October 31, 2002; and

        (d) The description of our Common Stock contained in our Registration Statement on Form 8-A, dated May 28, 1992.

        All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), indemnify all persons whom it may indemnify under Delaware law.

        Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors' monetary liability for breach of fiduciary duty except in certain circumstances. The Company's Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.
The Company carries directors' and officers' liability insurance covering losses up to $2,000,000 (subject to certain deductible amounts).

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Certain employees of the Company have exercised options to acquire 9,000 shares of Common Stock. The options were granted to such employees under the Company's 2000 Plan, pursuant to which the shares being registered hereunder were issued. The Company issued shares to such employees as a result of the exercise of their respective options, such issuance being exempt from registration pursuant to Section 4(2) of the Securities Act. Certain executive officers of the Company were issued an aggregate of 35,000 shares of Common Stock as restricted stock awards under the 2000 Plan. The Company issued shares to such executive officers pursuant to a grant of restricted shares under the 2000 Plan, in reliance upon Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
------   -----------

 3.1 Certificate of Incorporation, dated August 22, 1991 filed with the Secretary of State of the State of Delaware
         (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-
         QSB for the fiscal quarter ended January 31, 1999)

 3.2 Certificate of Merger dated August 26, 1992, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

 3.3 Certificate of Amendment of Certificate of Incorporation dated March 4, 1999, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1999)

 3.4 Amended and Restated By-Laws (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997)

 4.1 Specimen Certificate evidencing shares of Common Stock (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-75377) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 31, 1999)

 4.2 2000 Stock Incentive Plan (incorporated by reference to the exhibit contained in the Company's Annual Report on Form
         10-KSB/A-1 for the fiscal year ended October 31, 2000)

 5.1     Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*

23.1     Consent of Lazar, Levine & Felix, LLP.*

23.2     Consent of Vedder, Price, Kaufman & Kammholz, P.C.
         (included in Exhibit 5.1).



*  Filed herewith.

ITEM 9. UNDERTAKINGS

        (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       [SIGNATURE PAGE FOLLOWS]

                              SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brewster, New York , on this 31st day of October, 2003.


                          TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


                          By:  /s/ ANDREW L. SIMON
                             ---------------------------------
                             Andrew L. Simon
                             President, Chief Executive Officer and
                             Chief Financial Officer
                             (principal executive officer and
                              principal financial officer)


        Pursuant to the requirement of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.


       Name                        Title                          Date
       ----                        -----                          ----

/s/ ANDREW L. SIMON          Director and Chairman          October 31, 2003
-------------------               of the Board
    Andrew L. Simon

/s/ MICHAEL D. BECK               Director                  October 31, 2003
-------------------
    Michael D. Beck


/s/ STEVEN R. BERGER              Director                  October 31, 2003
--------------------
    Steven R. Berger


/s/ DONALD W. HUGHES              Director                  October 31, 2003
--------------------
    Donald W. Hughes


/s/ LINDA G. STRALEY              Director                  October 31, 2003
--------------------
    Linda G. Straley


                                  Director
--------------------
   Thomas Struzzieri


/s/ DAVID L. WARNOCK              Director                  October 31, 2003
--------------------
    David L. Warnock





                                EXHIBIT INDEX
EXHIBIT
NUMBER   DESCRIPTION
------   -----------

 3.1 Certificate of Incorporation, dated August 22, 1991 filed with the Secretary of State of the State of Delaware
         (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1999)

 3.2 Certificate of Merger dated August 26, 1992, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on July 7, 1993)

 3.3 Certificate of Amendment of Certificate of Incorporation dated March 4, 1999, filed with the Secretary of State of the State of Delaware (incorporated herein by reference to the exhibit contained in the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended January 31, 1999)

 3.4 Amended and Restated By-Laws (incorporated by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-27659) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on May 22, 1997)

 4.1 Specimen Certificate evidencing shares of Common Stock (incorporated herein by reference to the exhibit contained in the Company's Registration Statement on Form S-3 (File No. 333-75377) under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on March 31, 1999)

 4.2 2000 Stock Incentive Plan (incorporated by reference to the exhibit contained in the Company's Annual Report on Form
         10-KSB/A-1 for the fiscal year ended October 31, 2000)

 5.1     Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*

23.1     Consent of Lazar, Levine & Felix LLP.*

23.2     Consent of Vedder, Price, Kaufman & Kammholz, P.C.
         (included in Exhibit 5.1).



*  Filed herewith.